Exhibit 99

DATE: September 15, 2005

CONTACT:	Donald V. Rhodes
Chairman and
	Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION DECLARES 5% STOCK

DIVIDEND

AND ANNOUNCES QUARTERLY CASH DIVIDEND

Olympia, WA—September 15, 2005—HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA), The Board of Directors of Heritage Financial Corporation, parent company of Heritage Bank and Central Valley Bank, today declared a 5% stock dividend to shareholders of record on September 30, 2005, to be distributed on October 14, 2005. This stock dividend will increase the number of common shares outstanding to approximately 6,315,000 from 6,014,000, and all historical per share figures will be adjusted accordingly. The stock dividend will be accomplished by the distribution of 5 additional shares for every 100 shares held on the record date by each shareholder. Cash will be paid for any fractional shares.

Chairman and Chief Executive Officer Donald V. Rhodes commented, “This stock dividend reflects the desire of the Board and management to reward our shareholders as well as our confidence in the outlook for the future of the Company. It is the first stock dividend declared by Heritage Financial Corporation in its near eight year history as a public company.”

Chairman Rhodes also announced that the Board of Directors declared a cash dividend of 18.5 cents per share payable on October 28, 2005 to shareholders of record on October 17, 2005. He noted the cash dividend would be payable on newly issued stock dividend shares held on the October 17, 2005 record date.

The declared cash dividend is the thirty-first consecutive quarterly dividend to be paid since a second step conversion was completed on January 8, 1998 and the Company’s stock began trading on the Nasdaq National Market on January 9, 1998. It is also the thirtieth consecutive quarterly increase of one-half cent per share. A dividend of 18.0 cents per share was paid in July 2005.

Heritage Financial Corporation is a $725 million bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.